Exhibit 10.2

AMENDED AND RESTATED

PROMISSORY NOTE

(BASE RATE)

Borrower Name: Coherent, Inc.

Borrower Address 5100 Patrick Henry Drive Santa Clara, CA 95054	Office: San Jose Corporate Maturity Date May 31, 2014	Loan Number Amount $50,000,000.00

San Jose, California	$50,000,000.00	Date: May 30, 2012

FOR VALUE RECEIVED, on May 31, 2014, the undersigned (“Debtor”) promises to pay to the order of UNION BANK, N.A. (“Bank”), as indicated below, the lesser of (i) the principal sum of Fifty Million and 00/100 Dollars ($50,000,000.00), or (ii) so much thereof as is outstanding, together with interest on the balance of such principal sum from time to time outstanding, at the per annum rate or rates and at the times set forth below.

Any letters of credit issued and outstanding in connection with this note shall result in reduction of the amount available to Debtor.

All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.  If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate.

1.             INTEREST PAYMENTS.  Debtor shall pay interest on the outstanding principal amount of any Base Interest Rate Loan on the last day of the Interest Period applicable thereto; provided, that if the Interest Period for any Base Interest Rate Loan is for a calendar period greater than three months, then Debtor shall pay such interest with respect to such Base Interest Rate Loan on the last day of each three-month period during such Interest Period and on the last day of such Interest Period.  Debtor shall pay interest on all other principal amounts outstanding hereunder on the last day of each calendar quarter, commencing June 30, 2012.  Should interest not be so paid, it shall become a part of the principal and thereafter bear interest as herein provided.

(a)               BASE INTEREST RATE.  At Debtor’s option, amounts outstanding hereunder in increments of at least $1,000,000 shall bear interest at a rate, based on an index selected by Debtor, which is one and one-half of one percent (1.50%) per annum in excess of Bank’s LIBOR Rate for the Interest Period selected by Debtor acceptable to Bank.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor.  The exercise of interest rate options by Debtor shall be as recorded in Bank’s records, which records shall be prima facie evidence (absent manifest error) of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed.  In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any

Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days.

Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the election is made.  Failure to send such confirmation shall not affect Bank’s rights to collect interest at the rate selected.  If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void.  Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

(b)               VARIABLE INTEREST RATE.  All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum equal to the Reference Rate, which rate shall vary as and when the Reference Rate changes.

Revolving Feature:  At any time prior to the maturity of this note, subject to the provisions of paragraph 4, below, of this note, Debtor may borrow, repay and reborrow hereon as long as the total outstanding at any one time does not exceed the principal amount of this note.

Debtor shall pay all amounts due under this note in lawful money of the United States of America at Bank’s office at Bank’s P.O. Box 30115, Los Angeles, California 90030-0115, or such other office as may be designated by Bank, from time to time.  Bank is authorized to charge any account maintained by Debtor with Bank for any amounts then due to Bank from Debtor under this Note, the Loan Agreement or any other Loan Documents, including interest, principal, fees, costs, expenses or other amounts due to Bank hereunder or thereunder.

2.             LATE PAYMENTS.  If any payment required by the terms of this note shall remain unpaid ten (10) days after same is due, at the option of Bank, Debtor shall pay a fee of $100.00 to Bank.

3.             INTEREST RATE FOLLOWING DEFAULT.  If an Event of Default has occurred and is continuing, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to two percent (2%) in excess of the interest rate specified in paragraph 1(b) of this note, calculated from the date of the Event of Default until such Event of Default shall have been cured or waived.

4.             PREPAYMENT

(a)           Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium.  Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor’s intention to make such prepayment and pays to Bank a prepayment fee due as a result.  The prepayment fee shall also be paid if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date.  The prepayment fee shall be an amount equal to the product of:  (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the LIBOR Rate that Bank determines would be applicable as of the date of such prepayment for a loan to Debtor in a principal amount equal to the amount prepaid and having an Interest Period starting on the date of prepayment and ending on the relevant Base Rate Maturity Date; (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid.  Debtor shall also pay any cost or expense incurred by Bank as the result of such prepayment.

(b)           In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred.  All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.  A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

(c)           Bank shall provide Debtor a statement of the amount payable on account of prepayment.  Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor’s express agreement to pay Bank the prepayment fee described above.

initials	/s/	/s/

5.             DEFAULT AND ACCELERATION OF TIME FOR PAYMENT.  Upon the occurrence and during the continuance of an Event of Default, Bank may declare the outstanding obligations under this note, all interest thereon and all other amounts payable under this note to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Debtor; provided, however, that upon the occurrence of an Event of Default described in Sections 6.6, 6.7, 6.8 or 6.9 of the Loan Agreement, the outstanding obligations under this note, all interest thereon and all other amounts payable under this note shall automatically become immediately due and payable.

6.             ADDITIONAL AGREEMENTS OF DEBTOR.  If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys’ fees (including the costs of Bank’s in house counsel and legal staff), incurred by Bank in the collection or enforcement of this note.  Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note.  If this note is signed by more than one party, the term “Debtor” includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several.  Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder.  The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank.  Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected.  IN ANY ACTION BROUGHT UNDER OR ARISING OUT OF THIS NOTE, DEBTOR AND ANY ENDORSER OF THIS NOTE, INCLUDING THEIR SUCCESSORS AND ASSIGNS, HEREBY CONSENTS TO THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, EXCEPT AS MAY BE PROVIDED IN THE LOAN AGREEMENT OR ANY ALTERNATIVE DISPUTE RESOLUTION AGREEMENT EXECUTED BETWEEN DEBTOR AND BANK, AND CONSENTS TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY SAID STATE’S LAW.  The term “Bank” includes, without limitation, any holder of this note.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  This note is the “Revolving Note” referred to in the Loan Agreement and hereby incorporates the Loan Agreement as well as any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7.             DEFINITIONS.  Capitalized terms not otherwise defined herein shall have the meanings given in the Amended and Restated Loan Agreement, dated as of May 30, 2012 by and between Debtor and Bank, as amended, modified, supplemented, extended or restated from time to time (the “Loan Agreement”).  As used herein, the following terms shall have the meanings respectively set forth below:  “Base Interest Rate” means a rate of interest based on the LIBOR Rate.  “Base Interest Rate Loan” means amounts outstanding under this note that bear interest at a Base Interest Rate.  “Base Rate Maturity Date” means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan.  “Business Day” means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States of America may be carried on by Bank.  “Event of Default” shall have the meaning given to such term in the Loan Agreement.  “Interest Period” means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of one, two, three or six months.  In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month.  For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month.  Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day.  “LIBOR Rate” means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States of America would be offered to Bank, outside of the United States of America, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor’s interest rate selection, plus Bank’s costs, including the cost, if any, of reserve requirements.  “Origination Date” means the first day of the Interest Period.  “Reference Rate” means the rate announced by Bank from time to time at its corporate headquarters as its “Reference Rate.”  The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

8.             Amendment and Restatement.  This Amended and Restated Promissory Note, constitutes the amendment and restatement in its entirety, but without novation, of the Promissory Note of Debtor issued to Bank in the original maximum principal amount of $40,000,000, dated March 31, 2008 (the “Original Note”), and is in substitution therefor and an amendment and replacement thereof.  Nothing herein or in any other document shall be construed to constitute payment of the Original Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered into or otherwise provided to or in favor of Bank.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

COHERENT, INC.

By	/s/ John Ambroseo

Title	President & CEO

By	/s/ Helene Simonet

Title	EVP & CFO